Exhibit 99.1

Ingersoll Rand Completes Change in Place of Incorporation

Swords, Ireland, July 1, 2009—Ingersoll-Rand plc (NYSE:IR), a leader in creating and sustaining safe, comfortable and efficient environments, announced today that it has completed its previously announced reorganization changing the jurisdiction of incorporation of the parent company of Ingersoll Rand from Bermuda to Ireland. The reorganization was completed on July 1, 2009, prior to the opening of trading on the New York Stock Exchange (NYSE).

“Ireland is home to approximately 700 Ingersoll Rand employees operating in manufacturing, sales and corporate roles,” said Herbert L. Henkel, chairman and chief executive officer. “Ingersoll Rand’s Thermo King business has a major manufacturing site in Galway and many of the company’s European Region shared services are based in Swords.

“In addition to its stable economic, legal and regulatory environment, Ireland enjoys strong relationships as a member of the European Union. Ireland also enjoys a long history of international investment and a good network of tax treaties with the United States, the European Union and several other countries where Ingersoll Rand has major operations.”

As a result of the reorganization, the Class A common shareholders of Ingersoll-Rand Company Limited (the Bermuda company) have become ordinary shareholders of Ingersoll-Rand plc (the Irish company) and Ingersoll-Rand Company Limited has become a wholly owned subsidiary of Ingersoll-Rand plc. Shares of Ingersoll-Rand plc will begin trading on the NYSE today under the symbol “IR,” the same symbol under which the Ingersoll-Rand Company Limited Class A common shares previously traded. Ingersoll-Rand plc will continue to be subject to United States Securities and Exchange Commission (SEC) reporting requirements, to prepare its financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and to report in U.S. dollars.

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Ingersoll Rand is a global diversified industrial firm providing products, services and solutions to enhance the quality and comfort of air in homes and buildings, transport and protect food and perishables, secure homes and commercial properties, and enhance industrial productivity and efficiency. Driven by a 100-year-old tradition of technological innovation, we enable companies and their customers to create progress. For more information, visit www.ingersollrand.com.

Contact:	Paul Dickard (Media)
(732) 652-6712 Joseph Fimbianti (Analysts) (732) 652-6718